Exhibit 99.1

Colfax Announces Agreement to Acquire Victor Technologies Holdings, Inc. and Conversion of Preferred Shares

Acquisition Will Complement Colfax’s Fabrication Technology Platform

BDT Capital Partners Converts Preferred Shares

FULTON, Md., February 12, 2014 — Colfax Corporation (NYSE: CFX) a leading global manufacturer of gas- and fluid-handling and fabrication technology products, today announced that:

•	It has entered into a binding agreement to acquire Victor Technologies Holdings, Inc. (“Victor”) from Irving Place Capital (“IPC”) for total consideration of $947.3 million, including the assumption of debt.

•	BDT Capital Partners (“BDT”) has converted its preferred shares to common stock.

Victor Acquisition

Victor is a pre-eminent global manufacturer of cutting, gas control and specialty welding solutions. Through its century-long history of innovation, Victor has built many strong brands, including Victor®, Tweco®, Cigweld®, and Stoody®, that are well-recognized around the world. The acquisition would complement the geographic footprint of Colfax’s ESAB business, as well as expand ESAB’s product portfolio into new segments and applications. Victor realized net sales of approximately $500 million in 2013, pro forma for the Gas-Arc Group, Ltd. acquisition.

Steve Simms, President and Chief Executive Officer of Colfax, stated, “I am delighted to announce this exciting combination. ESAB is a great business, with attractive fundamentals, a leading brand built over 110 years, and a strong management team. Victor provides an excellent strategic fit, extending our reach, as well as expanding and improving the breadth of our offering. In addition, it offers numerous opportunities for synergies. Together, we will deliver more value to more customers in more areas of the world.

Mr. Simms continued, “Acquisitions remain a core part of Colfax’s growth strategy, and our pipeline is robust. We look forward to welcoming Victor’s approximately 2,000 associates to the Colfax family, and to continue building on our strong foundation.”

The transaction is expected to be immediately accretive to adjusted EPS and free cash flow, excluding year one fair value adjustment amortization expense and transaction expenses.

BofA Merrill Lynch, Citi, and Deutsche Bank Securities Inc. are acting as financial advisors to Colfax, and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor.

Closing of the acquisition is subject to customary closing conditions.

BDT Conversion

Concurrently with Colfax’s agreement to acquire Victor, BDT has voluntarily converted all of its preferred shares to common stock. Conversion occurred under the existing conversion rate with 12.2 million common shares issued in the exchange. Colfax is paying an amount equal to the dividends that would have been due through January 24, 2015, resulting in a cash outlay of $23.4 million. Scott Brannan, Senior Vice President Finance & Chief Financial Officer stated, “We appreciate the strong support of BDT since our acquisition of Charter, and believe the conversion will improve Colfax’s credit profile and will simplify our capital structure.” San Orr, Partner & Chief Operating Officer of BDT commented, “We are excited about this strategic acquisition and look forward to continuing our partnership with Colfax.”

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ABOUT COLFAX CORPORATION — Colfax Corporation is a diversified global manufacturing and engineering company that provides gas- and fluid-handling and fabrication technology products and services to commercial and governmental customers around the world under the Howden, Colfax Fluid Handling and ESAB brands. Colfax believes its brands are among the most highly recognized in each of the markets that it serves. Colfax is traded on the NYSE under the ticker “CFX.” Additional information about Colfax is available at www.colfaxcorp.com.

ABOUT ESAB — ESAB is one of the world’s largest manufacturers of welding consumables, welding and cutting equipment, and associated automation. Founded in 1904, ESAB offers products for virtually every welding and cutting process and application, and is widely recognized as the technological leader in the industry. With manufacturing facilities on five continents and more than 8,000 associates, ESAB delivers products and support services quickly and efficiently to customers around the globe.

ABOUT BDT CAPITAL PARTNERS, LLC — BDT Capital Partners provides family-owned and entrepreneurially led companies with long-term capital, solutions-based advice and access to an extensive network of world-class family businesses. Based in Chicago, BDT Capital is a merchant bank structured to provide advice and capital that address the unique needs of closely held businesses. The firm has a $3 billion investment fund as well as an investor base with the ability to co-invest significant additional capital. Through its advisory business, BDT & Company works with family businesses to pursue their long-term strategic and financial objectives.

ABOUT VICTOR TECHNOLOGIES — Headquartered in St. Louis, Missouri, Victor Technologies provides superior solutions for cutting, gas control, and specialty welding equipment under brand names that include Victor®, Victor®Thermal Dynamics®, Victor®Arcair®, Victor®TurboTorch®, Tweco®, Thermal Arc®, Stoody®, Firepower® and Cigweld®. For more information about Victor Technologies, its products and services, visit the company’s web site at www.victortechnologies.com.

ABOUT IRVING PLACE CAPITAL — Irving Place Capital is a middle-market private equity firm that invests in buyouts, recapitalizations, and growth capital opportunities. The firm focuses on making control or entrepreneur-driven investments in retail & consumer, industrial, packaging, and healthcare companies where it can apply its substantial operating and strategic resources and expertise to enhance value.

Since its formation in 1997, Irving Place Capital has been an investor in more than 60 companies and has raised over $4 billion of equity capital, including its current $2.7 billion institutional fund. More information about Irving Place Capital is available at www.irvingplacecapital.com.

CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS:

This press release may contain forward-looking statements, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Colfax’s plans, objectives, expectations and intentions, including as to the completion of the Victor acquisition and its expected results, and other statements that are not historical or current fact. Forward-looking statements are based on Colfax’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Colfax’s results to differ materially from current expectations include, but are not limited to factors detailed in Colfax’s reports filed with the U.S. Securities and Exchange Commission including its 2013 Annual Report on Form 10-K under the caption “Risk Factors.” In addition, these statements are based on a number of assumptions that are subject to change. This press release speaks only as of this date. Colfax disclaims any duty to update the information herein.

The term “Colfax” in reference to the activities described in this press release may mean one or more of Colfax’s global operating subsidiaries and/or their internal business divisions and does not necessarily indicate activities engaged in by Colfax Corporation.

Investor Contact:

Farand Pawlak, Director of Investor Relations

Colfax Corporation

301-323-9054

Farand.Pawlak@colfaxcorp.com